Exhibit 10.18

                                                                  CONFORMED COPY

                         [Letterhead of Travelers Group]

January 13, 1997

Mr. Jon Madonna
300 East 56th Street, Apt. 18F
New York, New York  10022

Dear Jon:

We are pleased to offer you employment with Travelers Group Inc. ("Travelers") as Vice Chairman reporting directly to Sanford I. Weill, Chairman and CEO. Additionally, you will carry the title Vice Chairman, Travelers/Aetna Property Casualty Corp. reporting directly to Robert Lipp, Chairman and CEO.

In this position, your base salary would be $25,000 semi-monthly ($600,000 per annum). In addition, you will participate in the Management Bonus Program which is discretionary and based on individual contribution and the performance of the Company. In your case, the bonus for the calendar 1997 (expected to be paid in early, 1998) will be guaranteed to be a minimum of $600,000. Thereafter you will be eligible to participate in the Company's discretionary bonus program. Your compensation will be subject to participation in the Travelers Group Capital Accumulation Plan (CAP) which is in effect from time to time.

We will recommend to the Nominations and Compensation Committee of the Board of Directors that you be granted a non-qualified stock option with a face value of $10,000,000 (for instance, if the stock price is $45, shares = 222,222). The actual price and therefore the actual number of shares would be determined by the closing price on the day before the Board of Directors Meeting or the closing price on the day before employment actually begins whichever is later. The options would vest at a rate of 20% per year for 5 years.

As a member of the Travelers Group Planning Group, you are also eligible for an annual subsidy of $10,000 for financial planning through Ayco.

Travelers Group is committed to a drug-free workplace. As such, this offer is contingent upon your successful completion of a pre-employment drug test and a satisfactory background investigation. We will call to arrange for an appointment prior to your start date.

Travelers Group Inc. offers a comprehensive employee benefits program which includes medical and dental coverage, life insurance, disability insurance, retirement plan, and 401(k) savings plan. You are eligible to participate in most of these plans on the first day your employment commences. An orientation to company benefits and other services will be provided soon after you begin employment.
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Page two

This letter describes Travelers Group Inc.'s offer of employment with our Company. Any other discussions that you may have had with us are not part of our offer unless they are described in this letter or in the attached Travelers Group Principles of Employment which you should read carefully and sign, if accepting our offer.

The federal government requires that you establish your employment eligibility within three days of your actual employment. Therefore, please complete the attached I-9 form and bring the requested documentation with you on your first day.

We are confident that we can offer you a challenging and rewarding opportunity. We look forward to your acceptance of our offer and hope to hear from you as soon as possible. If you have any questions, please do not hesitate to contact me.

Sincerely,


/s/ Barry L. Mannes

BLM/kjl

Attachments (2)

                                             /s/ Jon C. Madonna
                                             --------------------------------
                                             1-27-97
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                                             DATE